Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Embed Financial Group Holdings on Form F-4 of our report dated May 27, 2026 with respect to our audits of the financial statements and related financial statement schedules of Embed Financial Group Holdings (formerly known as WinVest Holdings Corp.) as of November 6, 2025 (the incorporation date of the Company) and February 28, 2026, which report appears in the Prospectus, which is part of this Registration Statement.

/s/ Guangdong Prouden CPAs

Guangdong Prouden CPAs

GP Guangzhou, China

May 27, 2026